AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT made the 10th day of February, 2021 (the “Effective Date”),

BETWEEN:

RIC (NASH) INC. , a corporation incorporated under the laws of the Province of Ontario,

(the “Vendor”)

– and –

SUSGLOBAL ENERGY CANADA I LTD., a corporation incorporated under the laws of the Province of Ontario,

(the “Purchaser”)

RECITALS:

A. The Vendor is the registered and beneficial owner of the lands described in Schedule “A” attached hereto (the “Lands”).

B. The Vendor has agreed to sell, transfer, assign, set over and convey its interests in the Purchased Assets (as defined below) to the Purchaser, and the Purchaser has agreed to purchase, acquire and assume the Purchased Assets from the Vendor, on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, conditions, agreements and promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties to this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF INTERPRETATION

1.1Definitions

Throughout this Agreement, the following terms shall have the following corresponding meanings:

“Agreement”, “this Agreement”, “the Agreement”, “hereof”, “herein”, “hereto”, “hereby”, “hereunder” and similar expressions mean this Purchase Agreement dated as of the date hereof between the Parties. All references to “Articles” and “Sections” mean and refer to the specified article and section of this Agreement.

“Applicable Law” means: (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction or by-law (zoning or otherwise); (b) any judgement, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Entity, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the property of such Person, in each case whether or not having the force of law.

“Building” means the building, structure, improvements and fixtures located on the Lands, together with all fixtures, appurtenances and attachments thereto, including systems of a mechanical nature.

“Business Day” means every day except a Saturday, Sunday or a day that is a statutory holiday in the Province of Ontario.

“Chattels” means any equipment or other tangible personal property owned by the Vendor and used in the operation and maintenance of the Property.

“Claims” means all past, present and future claims, suits, proceedings, liabilities, obligations, losses, damages, penalties, judgments, costs, expenses, fines, disbursements, legal fees on a full indemnity basis and other professional fees and disbursements, interest, demands and actions of any nature or any kind whatsoever, but for greater certainty shall exclude punitive or exemplary damages between the Vendor and the Purchaser.

“Closing” means the closing and consummation of the purchase and sale of the Purchased Assets pursuant to this Agreement, including payment of the Purchase Price and delivery of the Closing Documents, on the Closing Date.

“Closing Date” means April 28, 2021.

“Closing Documents” means the agreements, instruments and other documents and deliveries to be delivered on Closing by the Vendor to the Purchaser pursuant to Section 7.2 and the agreements, instruments and other documents and deliveries to be delivered on Closing by the Purchaser to the Vendor pursuant to Section 7.3.

“Contracts” means all existing contracts and agreements with third parties in respect of the ownership, maintenance, repair, operation, management, or servicing of the Property, but excluding, for greater certainty, employment contracts.

“Deposit” shall have the meaning given to it in Section 3.1.

“Due Diligence Condition” has the meaning given to it in Section 5.1(a).

“Due Diligence Date” shall mean the day that is forty five (45) days following the Effective Date.

“Effective Date” has the meaning given to it on the first page of this Agreement.

“Encumbrances” means any charge, mortgage, lien, pledge, restriction, restrictive covenant, security interest, easement, servitude, right of way, development or like agreement, license, lease, encroachment or other encumbrance, whether created or arising by agreement, statute or otherwise at law, attaching to property, interests or rights, whether registered or unregistered.

“Environmental Conditions” means, collectively, (i) discharges, deposits, spills, escapes, or releases of any Hazardous Substances into the natural environment in, on, over, under or at the Property in violation of Environmental Law; (ii) claims, actions, prosecutions, charges, hearings or other proceedings of any kind in any court or tribunal which relate to the Property or any violation of any Environmental Law relating to the Property; (iii) violations of, or any orders or directions with respect to, any applicable Environmental Law relating to the Property; (iv) use of the Property for a waste disposal site and there is no fill material on or forming any portion of the Property; and (v) injunctions, orders or judgments outstanding relating to environmental matters with respect to the Property.

“Environmental Law” means, collectively, the Environmental Protection Act (Ontario) and any other Applicable Law rendered by any Governmental Entity relating to protection of human health and the environment, including the regulation of Hazardous Substances.

“First Deposit” shall have the meaning given to it in Section 3.1(a).

“Governmental Entity” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, and any government agency, tribunal, commission or other authority exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government, in each case, having jurisdiction.

“Hazardous Substances” means those substances generally considered hazardous to human health and includes any pollutants, liquid wastes, industrial wastes, hauled liquid wastes, toxic wastes, dangerous or hazardous wastes, materials or substances or contaminants.

“HST Act” shall have the meaning given to it in Section 3.7(b).

“HST Certificate” shall have the meaning given to it in Section 3.7(e).

“Lands” shall have the meaning given to it in the Recitals.

“Leases” means all offers to lease, agreements to lease, leases, renewals of leases and other rights and licenses (including all security, guarantees and indemnities thereunder) granted by the Vendor or their predecessor in title to possess or occupy any portion of the Property; and “Lease” means any one of the Leases.

“Notice” shall have the meaning given to it in Section 9.2.

“Parties” means, collectively, the Vendor and the Purchaser, and “Party” means any of them.

“Permitted Encumbrances” means the Encumbrances set out in Schedule “B” hereto.

“Person” means an individual, partnership, limited partnership, corporation, trust, unincorporated organization, government or any department or agency thereof, and the successors and assigns thereof or the heirs, executors, administrators or other legal representatives of an individual.

“Property” means, collectively, the Lands, the Building, and all easements, rights-of-way, servitudes and other rights enjoyed by the Vendor as appurtenant to or in conjunction therewith.

“Purchased Assets” means, collectively:

(a) the Property;

(b) the Leases;

(c) the Permitted Encumbrances;

(d) the Warranties; and

(e) the Chattels.

“Purchase Price” shall have the meaning given to it in Section 3.1.

“Purchaser’s Solicitors” means Goodmans LLP or such other firm or firms of solicitors or agents as are appointed by the Purchaser from time to time and Notice of which is provided to the Vendor or the Vendor’s Solicitors.

“Realty Tax Refunds” shall have the meaning given to it in Section 3.5.

“Representatives” means, in respect of a Party, any related entities, equity partners and joint venture partners, and its and their respective directors, officers, employees, agents, consultants, financial advisors, lenders and legal counsel.

“Second Deposit” shall have the meaning given to it in Section 3.1(b).

“Transaction” shall have the meaning given to it in Section 2.1.

“Transfer Taxes” shall have the meaning given to it in Section 7.4.

“Unsatisfied Condition” shall have the meaning given to it in Section 5.3(b).

“Vendor’s Solicitors” means Dickinson Wright LLP or such other firm or firms of solicitors or agents as are appointed by the Vendor from time to time and Notice of which is provided to the Purchaser or the Purchaser’s Solicitors.

“VTB Loan” means the principal amount of TWO MILLION DOLLARS ($2,000,000), which amount reflects the portion of the Purchase Price payable by the Purchaser pursuant to Section 3.1(d).

“VTB Mortgage” means the first-ranking vendor take-back charge/mortgage in respect of the Property to be granted by the Purchaser on Closing in favour of the Vendor, or as it may direct, as security for the VTB Loan.

“Warranties” means any existing warranties and guarantees in favour of the Vendor in connection with the construction, maintenance, repair and operation of the Building.

1.2 Certain Rules of Interpretation

In this Agreement:

(a) Time – Time is of the essence in and of this Agreement.

(b) Calculation of Time – Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end.

(c) Business Days – Whenever any action to be taken or payment to be made pursuant to this Agreement would otherwise be required to be made on a day that is not a Business Day, such action shall be taken or such payment shall be made on the first Business Day following such day.

(d) Currency – Unless otherwise specified, all references to amounts of money in this Agreement refer to the lawful currency of Canada.

(e) Headings – The descriptive headings preceding Articles and Sections of this Agreement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections. The division of this Agreement into Articles and Sections shall not affect the interpretation of this Agreement.

(f) Including – Where the word “including” or “includes” is used in this Agreement, it means “including without limitation” or “includes without limitation”.

(g) Plurals and Gender – The use of words in the singular or plural, or referring to a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such persons or circumstances as the context otherwise permits.

(h) Statutory References – Any reference to a statute shall mean the statute in force as at the date of this Agreement (together with all regulations promulgated thereunder), as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute thereto, unless otherwise expressly provided.

1.3 Schedules

The schedules to this Agreement are an integral part of this Agreement:

Schedule A	-	Legal Description of the Lands
Schedule B	-	Permitted Encumbrances
Schedule C	-	Form of HST Certificate
Schedule D	-	VTB Loan Particulars
Schedule E	-	Deliveries

ARTICLE II

PURCHASE AND SALE

2.1 Transfer of Purchased Assets

The Vendor hereby sells to the Purchaser, and the Purchaser hereby purchases from the Vendor, the Purchased Assets, upon the terms and conditions hereinafter set forth as of the date of this Agreement (the “Transaction”). The Closing shall be completed electronically on the Closing Date.

ARTICLE III

PURCHASE PRICE

3.1Purchase Price

The purchase price for the Purchased Assets shall be $4,500,000 (the “Purchase Price”), payable as follows:

(a) The sum of TWO HUNDRED THOUSAND DOLLARS ($200,000), payable within two (2) Business Days of the Effective Date to the Vendor’s Solicitors in trust for the Vendor (the “First Deposit”);

(b) The sum of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000) payable within two (2) Business Days of waiver or satisfaction of the Due Diligence Condition to the Vendor’s Solicitors in trust for the Vendor (the “Second Deposit”). The First Deposit and Second Deposit shall collectively be referred to as the “Deposit”, and collectively shall be credited to the Purchase Price on Closing or otherwise dealt with pursuant to Section 3.2;

(c) The sum of TWO MILLION ONE HUNDRED FIFTY THOUSAND DOLLARS ($2,150,000), subject to adjustments, payable on Closing to the Vendor’s Solicitors in trust for the Vendor by way of wire transfer; and

(d) The sum of TWO MILLION DOLLARS ($2,000,000) to be satisfied in the form of a take-back mortgage granted in favour of the Vendor on Closing, on and subject to the terms contained herein (the “VTB Loan”).

3.2 Deposit

(a) The Parties acknowledge that the Vendor’s Solicitors shall be mere stakeholders of the Deposit as between the Parties and, in the event of a dispute between the Vendor and the Purchaser as to entitlement to, or disposition of, the Deposit and/or any accrued interest thereon, the Vendor’s Solicitors shall be entitled to pay the Deposit and/or such interest into court and thereafter shall have no further responsibility with regard thereto, and the Vendor’s Solicitors may act in the interest of the Vendor in the matter of any dispute between the Parties, while still holding the Deposit in trust (or having deposited the Deposit into court). The Vendor’s Solicitors shall be entitled to represent the Vendor in all matters regarding this Agreement and the Purchased Assets, regardless of the termination of this Agreement for any cause.

(b) The Vendor’s Solicitors will hold the Deposit, in trust, pending completion or other termination of this Agreement in an interest-bearing trust account with one of the five (5) largest Canadian Schedule I chartered banks, to be credited on account of the Purchase Price on Closing, with interest accruing to the Purchaser. The Vendor’s Solicitors shall forthwith deliver the Deposit to the Vendor following Closing.

(c) If the Due Diligence Condition is not satisfied or waived, the Deposit shall be refunded to the Purchaser with accrued interest.

(d) Following the satisfaction or waiver by the Purchaser of the Due Diligence Condition, the Deposit shall be non-refundable to the Purchaser, save and except as provided in Section 3.2(e)(i).

(e) If the Closing is not completed:

(i) due to the default of the Vendor, the Purchaser shall be entitled to the return of the Deposit with accrued interest, and in addition to seek damages against the Vendor in an amount not to exceed the amount of the Deposit actually paid by the Purchaser. For greater certainty, an action in damages shall be the sole and exclusive remedy available to the Purchaser in the event that the Transaction is not completed as a result of the default of the Vendor;

(ii) due to a default of the Purchaser, the Deposit then paid and any accrued interest thereon shall be immediately paid by the Vendor’s Solicitors to the Vendor, as liquidated damages (and not as a penalty), without further recourse of the Vendor against the Purchaser of any kind; and

(iii) for any reason other than due to a default of the Vendor or the Purchaser, the Deposit and any accrued interest thereon shall be returned to the Purchaser forthwith without deduction.

3.3Adjustments

(a) The balance due on Closing shall be adjusted for realty taxes, local improvements, lot levies, dedications, sewer impost fees, special assessments, capital levies, water, utilities, and all other similar costs and fees pertaining to the Property as are customarily adjusted in transactions similar to the Transaction in Ontario. Adjustments shall be calculated as of the Closing Date, with the Vendor responsible for all expenses and entitled to any revenue accruing from the Purchased Assets for the day ending prior to the Closing Date, and the Purchaser responsible for all expenses and entitled to any revenue accruing from the Purchased Assets from and after the Closing Date.

(b) At least five (5) Business Days prior to the Closing Date, the Vendor shall cause to be delivered to the Purchaser, for its review and approval, a statement of adjustments for the Property. The statement of adjustments shall have annexed to it, to the extent available, details of the calculations used by the Vendor to arrive at all debits and credits on the statement of adjustments. The Vendor shall give the Purchaser reasonable access to the Vendor’s working papers and back-up materials in order to confirm the statement of adjustments.

3.4 Allocation of the Purchase Price

On or before the Closing Date, the Parties shall use reasonable commercial efforts to agree on an allocation of the Purchase Price between the Lands and the Building for the Property, provided that if the Parties are unable to agree on such allocation, they shall be entitled to proceed with their own allocations between the Lands and the Building for the Property.

3.5 Realty Tax Refunds

In the event that there are any realty or business tax appeals for 2020 or any prior calendar year for the Property, the Vendor shall, at its option, be entitled to continue such appeals and shall be entitled to receive any payment resulting therefrom (the “Realty Tax Refunds”), it being understood that the Vendor shall then reimburse the Purchaser for its per diem share of any Realty Tax Refunds received for the calendar year in which Closing occurs as part of post- closing adjustments. The Purchaser agrees to co-operate with the Vendor with respect to all such appeals. To the extent the Purchaser receives any of the aforementioned Realty Tax Refunds (or credits therefor) on or after the Closing Date, it shall hold such Realty Tax Refunds (or credits) in trust and forthwith remit them to the Vendor.

3.6 Vendor Take-Back Loan

On Closing, the VTB Mortgage will be granted by the Purchaser in favour of the Vendor, on and subject to the terms and conditions contained in Schedule “D” hereto.

3.7 HST

The Purchaser hereby represents and warrants to the Vendor as follows:

(a) the Purchaser shall be purchasing the Property on the Closing Date as principal for its own account and not as agent, trustee or otherwise on behalf of another Person;

(b) the Purchaser shall be registered under subdivision d of Division V of Part IX of the Excise Tax Act (Canada) (the “HST Act”) for the purposes of collection and remittance of HST, and shall be liable, shall self-assess and remit to the appropriate Governmental Entity all HST which is payable under the HST Act in connection with the transfer of the Property made pursuant to the Agreement, all in accordance with the HST Act;

(c) the Vendor shall not collect HST on Closing regarding the Property and shall allow the Purchaser to self-assess and remit HST to the Receiver General in accordance with the HST Act;

(d) the Purchaser shall indemnify and save harmless the Vendor from and against any and all HST, penalties, costs and/or interest which may become payable by or assessed against the Vendor as a result of any inaccuracy, misstatement or misrepresentation made by the Purchaser on the Closing Date in connection with any matter raised in this Section; and

(e) the Purchaser shall tender on Closing a certificate and indemnity with respect to the foregoing, substantially in the form of Schedule “C” (the “HST Certificate”).

ARTICLE IV

DUE DILIGENCE INSPECTIONS AND MATERIALS

4.1 Deliveries

(a) Within three (3) Business Days of the Effective Date, the Vendor shall make available to the Purchaser, via an electronic data room or other electronic means, but only to the extent such items currently exist and are within the possession and control of the Vendor, the items identified in Schedule “E” hereto (being collectively referred to as the “Deliveries”).

(b) In addition to the Deliveries, the Purchaser shall be entitled to receive, and the Vendor shall provide to the Purchaser, within a reasonable time following any request given by the Purchaser at any time prior to the Due Diligence Date, such additional material information pertaining to the Property or the Purchased Assets as the Purchaser may reasonably request so long as the same is in the possession and control of the Vendor, provided that for greater certainty, such requests shall not include requests for copies of Permitted Encumbrances or any other documents or information that are publicly available.

4.2 Access

(a) From the time period between the Effective Date and the Due Diligence Date, the Purchaser and its Representatives shall, upon three (3) Business Days’ written Notice to the Vendor, be given reasonable access to the Property to carry out, at the Purchaser’s sole expense and risk, such non-invasive and non-intrusive tests (subject to Section 4.2(b)), studies, investigations and inspections as the Purchaser may deem necessary with respect to the Property. The Purchaser shall indemnify and hold the Vendor harmless from any and all Claims (including construction liens) arising from such entry of the Purchaser and its Representatives prior to the Due Diligence Date, such indemnity to survive any termination of this Agreement. The Purchaser shall forthwith repair any damage to the Property arising from such entry and any testing conducted thereon. The testing, studying, investigating and inspecting of the Building and the Lands by the Purchaser and its Representatives prior to the Due Diligence Date shall be conducted in a manner that minimizes interference with the Property and does not constitute a default under any Permitted Encumbrances.

(b) The Parties agree that the Purchaser shall be permitted to perform such structural, building condition and/or environmental testing (the “Testing”) at the Property as it may deem prudent, provided that the Purchaser otherwise complies with the provisions of this Section 4.2. As of the Effective Date, the Purchaser anticipates conducting architectural, structural, environmental, and building condition reports and tests, along with such other reports and tests as the Purchaser may deem prudent, provided the Purchaser shall not perform invasive (i.e. Phase II) environmental testing without the prior written consent of the Vendor. Notwithstanding any other provision in this Agreement that provides for the return of the Deposit to the Purchaser, such Deposit shall not be returned to the Purchaser until any damage to the Property arising from the Purchaser’s entry and any Testing has been repaired by the Purchaser to the reasonable satisfaction of the Vendor.

(c) Prior to the Due Diligence Date, the Vendor shall execute and deliver (or cause the Nominee to execute and deliver) to the Purchaser, within three (3) Business Days after receipt of a written request by the Purchaser, authorizations to Governmental Entities necessary to permit the Purchaser to obtain information from their files, but such authorizations shall not authorize or permit any inspections of the Property.

(d) This Section 4.2 shall survive any termination of this Agreement.

ARTICLE V

CLOSING CONDITIONS

5.1 Conditions in favour of the Purchaser

The obligation of the Purchaser to complete the Transaction shall be subject to the following conditions to be waived or satisfied on or before 5:00 p.m. EST on the date specified therefor:

(a) by the Due Diligence Date, the Purchaser shall have satisfied itself in its sole, subjective, absolute, and unfettered discretion with the results of its due diligence investigations and inspections of the Purchased Assets, including the investigations and inspections contemplated in Article IV, and all title and off-title matters (including, for greater certainty, its acceptance of the Permitted Encumbrances identified in Schedule “B” hereto) (such condition, the “Due Diligence Condition”);

(b) on the Closing Date, all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor shall have been complied with or performed at the times contemplated herein in all material respects;

(c) all of the representations and warranties in Section 6.1 shall be true and accurate in all material respects, in each case, at and as of the Closing Date, as if made as of the Closing Date (except to the extent such representations and warranties expressly and only relate to an earlier date, in which event such representations and warranties shall be true and accurate in all material respects, as applicable, on and as of such earlier date); and

(d) on or before the Closing Date, the Vendor’s Closing Documents shall have been delivered as required by Section 7.2;

The conditions set forth in this Section 5.1 are for the sole benefit of the Purchaser and may be waived in whole or in part by the Purchaser by the time specified for satisfaction or waiver of that condition in accordance with Section 5.3 below.

5.2 Conditions in favour of the Vendor

The obligation of the Vendor to complete the Transaction shall be subject to the following conditions to be waived or satisfied on or before 5:00 p.m. EST on the date specified therefor:

(a) on the Closing Date, all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser shall have been complied with or performed at the times contemplated herein in all material respects;

(b) all of the representations and warranties in Section 6.2 shall be true and accurate in all material respects, in each case, at and as of the Closing Date, as if made as of the Closing Date (except to the extent such representations and warranties expressly and only relate to an earlier date, in which event such representations and warranties shall be true and accurate in all material respects, as applicable, on and as of such earlier date);

(c) on or before the Closing Date, the Purchaser’s Closing Documents shall have been delivered as required by Section 7.3; and

(d) on or before the Closing Date, the Purchase Price, as adjusted, shall have been paid or satisfied as set forth in Section 3.1.

The conditions precedent set forth in this Section 5.2 are for the sole benefit of the Vendor and may be waived in whole or in part by the Vendor by the time specified for satisfaction or waiver of that condition in accordance with Section 5.3 below.

5.3 Non-Satisfaction of Conditions

(a) In the event the Due Diligence Condition is not satisfied or waived by the Purchaser by Notice to the Vendor in writing on or before the Due Diligence Date, this Agreement shall be null and void and all of the obligations of the Parties provided for herein shall be at an end (except those which are to survive termination pursuant to this Agreement), and the First Deposit, together with accrued interest shall, subject to Section 4.2(b), be immediately returned to the Purchaser. Should the Purchaser provide Notice of the satisfaction or waiver of the Due Diligence Condition, it shall be deemed to have agreed to proceed with the purchase of the Purchased Assets subject to the provisions of this Agreement, and shall pay the Second Deposit within two (2) Business Days as provided in Section 3.1(b).

(b) In the event any of the conditions outlined in Sections 5.1 to 5.2 inclusive (other than the Due Diligence Condition) are not satisfied or waived as therein provided on or before the applicable date or time referred therein, (such condition being referred to as the “Unsatisfied Condition”), this Agreement shall, upon Notice by the Party having the benefit of the Unsatisfied Condition to the other Party, be terminated and the Deposit and interest accrued thereon shall be dealt with in the manner set forth in Section 3.2 and the Parties shall be released from all obligations hereunder (except those which are to survive termination pursuant this Agreement) unless the reason for the Unsatisfied Condition not being satisfied is the breach by a Party of an obligation under this Agreement, in which case, a Claim may be made against such Party, subject to the limitations set forth in Section 3.2.

(c) If by the applicable date or time referred to in Section 5.1 or 5.2 the Party having the benefit of the condition to be satisfied by such date or time has not given Notice to the other Party that the condition has been waived or satisfied, such condition shall be deemed not to have been waived or satisfied, unless in the case of any condition to be satisfied by Closing, the Party shall have proceeded to close the Transaction, in which event all such conditions shall be deemed to have been waived or satisfied without affecting liability of the Parties for misrepresentations of representations under Sections 6.1 and 6.2 that the affected Party does not discover until after Closing.

5.4 Reasonable and Diligent Efforts to Satisfy Conditions

Each Party agrees to proceed in good faith and with promptness and reasonable diligence to attempt to satisfy those conditions in favour of the other Party contained in this Article V that are within its responsibility or control, acting reasonably, provided that no Party shall be required to spend money or incur additional obligations to obtain the necessary assistance or co-operation of any third party to satisfy any condition, other than expenditure of reasonable legal fees and provided that neither Party to this Agreement shall have a right to advance a Claim against the other with respect to an Unsatisfied Condition unless it results in the termination of this Agreement, and the reason for the condition not being satisfied is the breach by such Party of an obligation under this Agreement, in which case a Claim may be made by such Party, subject to the other provisions of this Agreement, including, the limitations set forth in Section 3.2 and provided further that the foregoing shall not limit or prejudice the rights of any Party to be satisfied in its sole and unfettered discretion as to the fulfilment of a condition in its respective favour if such right is provided pursuant to the terms of such condition. Without limiting the generality of the foregoing, the Vendor covenants to assist if and as reasonably required to transfer the existing Environmental Compliance Approvals benefitting the Property to the Purchaser (or as it may direct).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of the Vendor

The Vendor hereby represents and warrants to the Purchaser that, with respect to its interest in the Purchased Assets:

(a) The Vendor is a corporation existing, governed and in good standing under the laws of its jurisdiction of incorporation, and has the necessary power, capacity and authority to own its interest in the Purchased Assets, to enter into this Agreement, the Closing Documents to which it is a party and the Transaction, and to carry out the agreement of purchase and sale constituted on the execution and delivery of this Agreement and the Closing Documents to which it is a party on the terms and conditions herein contained;

(b) this Agreement and the Closing Documents to which it is a party and the Transaction contemplated thereby have been duly and validly authorized and constitute legal, valid and binding obligations of the Vendor enforceable against it in accordance with their terms subject to: (i) bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally; and (ii) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court;

(c) the Vendor (i) is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or the Winding up and Restructuring Act (Canada), (ii) has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, (iii) has not had any petition for a receiving order presented in respect of it, and (iv) has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution;

(d) the Vendor is the sole and absolute registered and beneficial owner of the Property, with good and valid marketable title thereto, free and clear of all Encumbrances other than Permitted Encumbrances;

(e) there are no Leases or any other contracts granting any Person the right to lease, license, use, occupy, or otherwise enjoy the Property;

(f) there are no Contracts in respect of the Property;

(g) there are no options or rights to purchase, rights of first offer or refusal, offers to lease or license, offers to purchase, or any other purchase or occupancy rights, conditional or otherwise, with respect to the Purchased Assets or any part thereof, or the Property or any part thereof, in favour of any Person(s) other than this Agreement;

(h) to the knowledge of the Vendor, there are not currently, and have not in the past been except as previously disclosed to the Purchaser, any Environmental Conditions affecting the Property, and no facts or circumstances in existence that, with the passage of time or the giving of notice or both, would give rise to Environmental Conditions;

(i) all accounts for labour, work and services performed or materials placed or furnished upon or in respect of connection at the Property has been fully paid, and no Person has a right to file a construction lien against the Property;

(j) the Vendor is not now, and will not be on Closing, a “non-resident” of Canada within the meaning of Section 116 of the ITA;

(k) the Property has not been occupied by any shareholder, director or officer of the Vendor and his or her spouse as their matrimonial home;

(l) there is not now any agreement or other instrument binding upon the Vendor that will prevent the performance or satisfaction by the Vendor of any of the terms and conditions of this Agreement, nor is any approval or consent required from any Governmental Entity (except as may be contained in any Permitted Encumbrance) to consummate the Transaction herein contemplated; and

(m) the Vendor has not received any written notice of any intention of any Governmental Entity to expropriate or condemn all or any material part of the Property, and to the best of the Vendor’s knowledge, no such expropriation or condemnation is planned or threatened.

6.2 Representations and Warranties of the Purchaser

The Purchaser hereby represents and warrants to the Vendor that:

(a) the Purchaser is a corporation existing, governed and in good standing under the laws of its jurisdiction of incorporation, has the necessary authority, power and capacity to enter into this Agreement and the Closing Documents to which it is a party and the Transaction contemplated herein, and to carry out the agreement of purchase and sale constituted on the execution and delivery of this Agreement and the Closing Documents to which it is a party and the Transaction contemplated herein on the terms and conditions herein contained;

(b) this Agreement, the agreement of purchase and sale constituted on the execution and delivery thereof and the obligations of the Purchaser hereunder and the documents and the Transaction contemplated herein have been duly and validly authorized by all requisite proceedings and constitute legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms subject to (i) bankruptcy, insolvency, moratorium, reorganization and other laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) the fact that equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court;

(c) the Purchaser (i) is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or the Winding up and Restructuring Act (Canada), (ii) has not made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, (iii) has not had any petition for a receiving order presented in respect of it, and (iv) has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution;

(d) no approval or consent of any Governmental Entity is required by the Purchaser in connection with the execution, delivery and performance of this Agreement or any Closing Document by the Purchaser and the completion of the Transaction;

(e) the Purchaser is not a “non-Canadian” for the purposes of the Investment Canada Act (Canada); and

(f) the Purchaser has not received any notice in writing that there is any outstanding proceeding with respect to the Purchaser’s intended purchase of the Purchased Assets which could adversely affect the right or ability of the Purchaser to complete the purchase of the Purchased Assets in accordance with the terms of this Agreement.

6.3 Survival of Representations and Warranties

The Parties’ representations, warranties, covenants and agreements contained in this Agreement shall not merge on but shall survive for a period of TWELVE (12) months following the Closing. Each of the Vendor and the Purchaser covenants with the other that if the Closing takes place, it shall indemnify and hold harmless the other from any and all Claims suffered by the other as a result of any material breach by it of any of the representations, warranties or covenants contained herein provided that the material breach was not known to the Purchaser or the Vendor on or prior to the Closing Date.

ARTICLE VII

THE CLOSING

7.1Closing

The closing of the transactions contemplated hereby shall occur electronically on the Closing Date, at which time:

(a) the Vendor shall deliver the Purchased Assets to the Purchaser, including vacant possession of the Property, free and clear of all Encumbrances other than Permitted Encumbrances; and

(b) the parties shall exchange the Closing Documents.

7.2 Vendor’s Closing Documents

On or before Closing, subject to the provisions of this Agreement, the Vendor shall execute or cause to be executed and shall deliver or cause to be delivered to the Purchaser or Purchaser’s Solicitors the following, and as appropriate:

(a) a registrable transfer of an undivided 100% legal and beneficial interest in the Lands in favour of the Purchaser or as the Purchaser directs (the “Transfer”);

(b) the VTB Mortgage;

(c) an assignment and assumption agreement with respect to Permitted Encumbrances and Warranties;

(d) any specific assignment and assumption agreements that may be required by the terms of any Permitted Encumbrance;

(e) a general conveyance in respect of the Chattels;

(f) a certificate of an officer confirming the Vendor (i) is not a non-resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada), and (ii) is receiving the Purchase Price for its own account and not as an agent, trustee or otherwise on behalf of another Person;

(g) an undertaking to readjust following Closing;

(h) a direction to the Purchaser regarding payment of the balance of the Purchase Price;

(i) all keys to the Building and original executed copies of any Warranties in the possession or control of the Vendor; and

(j) all other conveyances, documents and deliverables which are required and which the Purchaser has requested on or before the Closing Date to give effect to the proper sale, transfer, assignment and conveyance of the Purchased Assets by the Vendor to the Purchaser, free and clear of all Encumbrances other than Permitted Encumbrances.

7.3 Purchaser’s Closing Documents

On or before Closing, subject to the provisions of this Agreement, the Purchaser shall execute or cause to be executed and shall deliver or cause to be delivered to the Vendor or Vendor’s Solicitors the following:

(a) the Purchase Price;

(b) the VTB Mortgage;

(c) a direction re title to the Lands, if required;

(d) the assignment and assumption agreement described in Section 7.2(c);

(e) any specific assignment and assumption agreements that may be required by the terms of any Permitted Encumbrance;

(f) an undertaking to readjust following Closing;

(g) the HST Certificate; and

(h) all other conveyances, documents and deliverables which are required and which the Vendor has requested on or before the Closing Date to give effect to the proper transfer, assignment and conveyance of the Purchased Assets by the Vendor to the Purchaser, free and clear of all Encumbrances other than Permitted Encumbrances.

7.4 Transfer Taxes

The Purchaser shall pay or cause the payment of all applicable HST, land transfer taxes, sales taxes, registration fees or other like charges properly payable on or in connection with the purchase of the Purchased Assets hereunder (collectively, the “Transfer Taxes”) as and when such Transfer Taxes are payable pursuant to the applicable taxing legislation. The Purchaser and the Vendor acknowledge and agree that the Purchase Price and all other amounts referenced herein are exclusive of all Transfer Taxes.

7.5 Form of Closing Documents

All Closing Documents to be delivered by the Parties hereunder shall be in form and substance satisfactory to the Parties and their respective solicitors, in each case acting reasonably, provided that none of such documents shall contain covenants, representations or warranties which are in addition to or more onerous upon the Vendor or the Purchaser than those expressly set forth in this Agreement, or which are inconsistent or in conflict with Article VI.

7.6 Closing Procedures

(a) The Vendors and the Purchaser covenant and agree to cause their respective solicitors to enter into the most recent document registration agreement adopted by the Law Society of Ontario, as same may be reasonably amended by the agreement of both the Vendors’ Solicitors and the Purchaser’s Solicitors (the “DRA”), together with the requirement that the registering solicitor shall be obliged to provide the non-registering solicitor with a copy of the registration report printed by the electronic registration system (“TERS”) upon the registration of the electronic documents, as evidence of the registration thereof, on the Closing Date. The DRA shall outline or establish the procedures and timing for completing the Transaction and shall be executed by both the Vendors’ Solicitors and the Purchaser’s Solicitors and exchanged between such solicitors (such that each solicitor has a copy of the DRA duly executed by both solicitors) prior to the Closing Date.

(b) The delivery and exchange of the Closing Documents and funds, and the release thereof to the Vendors and the Purchaser, as the case may be, shall be governed by the DRA, pursuant to which the solicitor receiving any Closing Documents and/or funds will be required to hold them in escrow and will not be entitled to release them except in strict accordance with the provisions of the DRA.

(c) Notwithstanding anything contained in this Agreement or in the DRA to the contrary, it is expressly understood and agreed by the Parties that an effective tender shall be deemed to have been validly made by either Party (the “Tendering Party”) upon the other Party (the “Receiving Party”) when the solicitor for the Tendering Party has: (A) delivered all applicable Closing Documents and funds to the Receiving Party’s solicitor in accordance with the provisions of the DRA; (B) advised the solicitor for the Receiving Party, in writing, that the Tendering Party is ready, willing and able to complete the Transaction in accordance with the terms and provisions of this Agreement; and (C) completed all steps required by TERS to complete the Transaction that can be performed or undertaken by the Tendering Party’s solicitor without the cooperation or participation of the Receiving Party’s solicitor, and specifically when the Tendering Party’s solicitor has electronically “signed” the Transfer/Deeds of Land for the Lands and other documents to be electronically registered for completeness and granted “access” to the Receiving Party’s solicitor (but without the Tendering Party’s solicitor releasing such Transfer/Deeds of Land for registration by the Receiving Party’s solicitor), without the necessity of personally attending upon the Receiving Party or the Receiving Party’s solicitor with the Closing Documents and/or funds, and without any requirement to have an independent witness evidencing the foregoing.

ARTICLE VIII

OPERATIONS UNTIL CLOSING

8.1 Work Order

Following waiver or satisfaction of the Due Diligence Condition, the Vendor covenants and agrees with the Purchaser that in respect of any work order, deficiency notice, order to comply or other directive or notice of non-conformity from a Governmental Entity that relates to any defect or deficiency in the construction, state of repair or state of completion of the Property (a “Work Order”), the Vendor shall, to the extent reasonably possible, comply with same prior to Closing at its expense and deliver evidence of such compliance to the Purchaser or an undertaking to comply with same at its sole expense as soon as reasonably possible after the Closing. Notwithstanding the foregoing, if in the reasonable opinion of the Purchaser’s arm’s length independent architect, engineer or other qualified expert, the cost to effect such compliance exceeds the amount of One Hundred Thousand Dollars ($100,000.00), the Purchaser shall so advise the Vendor and the Purchaser may either (i) assume such excess costs and proceed to Closing, with the Purchaser entitled to an adjustment on Closing in its favour equal to the estimated cost of compliance, or (ii) not complete the purchase of the Purchased Assets, in which case this Agreement shall be terminated, null and void and of no further force or effect whatsoever, each of the Vendor and the Purchaser shall be released from all of its liabilities and obligations under this Agreement (other than those liabilities and obligations which are expressly stated to survive the termination of this Agreement), and the Deposit and accrued interest shall, subject to Section 4.2(b), be returned to the Purchaser.

8.2 Damage Before Closing

(a) The interests of the Vendor in and to the Property being purchased, acquired and assumed by the Purchaser pursuant to the terms and conditions of this Agreement shall be at the risk of the Vendor until Closing. If any loss or damage occurs before Closing to the Building, in excess of ten percent (10%) of the Purchase Price (such loss or damage and replacement cost to be determined by the Purchaser’s arm’s length, independent architect, engineer or other qualified expert, acting reasonably), the Purchaser, within five (5) Business Days after disclosure to the Purchaser by the Vendor of the loss or damage and the extent thereof, shall by Notice to the Vendor elect either (i) to complete the purchase of the Property, in which event the Purchaser shall be entitled to the proceeds of insurance, if any, in respect of the loss or damage and the Vendor shall pay any deductibles in respect of such loss or damage, or (ii) not to complete the purchase of the Property, in which case this Agreement shall be terminated, null and void and of no further force or effect whatsoever, each of the Vendor and the Purchaser shall be released from all of its liabilities and obligations under this Agreement (other than those liabilities and obligations which are expressly stated to survive the termination of this Agreement), and the Deposit and accrued interest shall, subject to Section 4.2(b), be returned to the Purchaser.

(b) If other loss or damage to the Building occurs, the Purchaser shall have no right to elect to terminate this Agreement, the Purchaser shall be entitled to all proceeds of insurance in respect of such loss or damage (plus the reimbursement by the Vendor of any deductibles), and the Parties shall complete the within Transaction.

8.3 Ordinary Course/Specific Transactions

From the Effective Date until Closing, the Vendor shall operate the Property or cause the Property to be operated in the same manner as it has been operated prior to the Effective Date and, in any event, in accordance with sound business and management practices as would a reasonable owner of comparable properties, and not deal with the Property prior to the Closing Date in any way that could reasonably adversely affect the proposed use of the Property by the Purchaser.

8.4 Leasing and Contracts Prior to Closing

From and after the Effective Date, the Vendor may not enter into any Lease, Contract or Permitted Encumbrance affecting the Property without the prior written consent of the Purchaser, which may be withheld in its sole, absolute and unfettered discretion as to Leases and Contracts, and which may not be unreasonably withheld as to Permitted Encumbrances. Notwithstanding the foregoing, the Vendor may enter into customary maintenance and/or operational Contracts after the Effective Date without the approval of the Purchaser, provided the Vendor (i) notifies the Purchaser of same, and (ii) terminates such Contracts at its sole cost and expense prior to Closing, or such Contracts expire prior to Closing.

8.5 Assignment of Purchased Assets

Nothing in this Agreement shall be construed as an assignment of, or an attempt to assign to the Purchaser, any right, title or interest in any Purchased Asset which is (i) not assignable, or (ii) not assignable without the approval or consent of the other party or parties thereto, without first obtaining such approval or consent (collectively “Non-Assignable Rights”). In connection with such Non-Assignable Rights the Vendor shall, at the request of the Purchaser and in each case at the Purchaser’s expense:

(a) apply for and use all reasonable commercial efforts to obtain all such consents or approvals, in a form satisfactory to the Purchaser acting reasonably, provided that nothing herein shall require the Vendor to make any payment or incur any obligations to any other party; and

(b) co-operate with the Purchaser in any reasonable and lawful arrangements designed to provide the benefits of such Non-Assignable Rights to the Purchaser, including without limitation, holding any such Non-Assignable Rights in trust for the Purchaser as the Purchaser may so direct or acting as agent for the Purchaser, as the Purchaser may so direct, provided that pursuant to such arrangements the Purchaser fully indemnifies the Vendor for all costs, obligations or liabilities incurred thereunder or in connection therewith.

ARTICLE IX

MISCELLANEOUS

9.1 As Is, Where Is

The Purchaser acknowledges and agrees, except as otherwise expressly provided for in this Agreement, that:

(a) the Purchased Assets are being purchased and assumed by the Purchaser on an “as is, where is” basis as of the Closing Date, in the condition or state as they exist as of the Closing Date, and without any express or implied agreement, representation or warranty of any kind whatsoever, including but not limited to the Building does not have electrical service throughout the Building;

(b) on Closing, title to the Property will be subject to Permitted Encumbrances; and

(c) in entering into this Agreement, the Purchaser has relied and will continue to rely entirely and solely upon its own inspections and investigations with respect to the Purchased Assets, including without limitation, the physical and environmental condition of the Property and the review of the documentation made available to the Purchaser.

This section shall not merge on, but shall survive, the Closing Date.

9.2Notice

Any notice, demand, waiver, instrument, approval, consent, information, agreement, offer, payment, request or other communication (herewith referred to as a “Notice”) to be given under or in connection with this Agreement shall, unless otherwise agreed to in writing, be in writing and shall be given by personal delivery, addressed or sent as set out below or to such other address as may from time to time be the subject of a notice, or be given by facsimile or email communication, as all set forth below:

To the Purchaser:	c/o SusGlobal Energy Corp.
200 Davenport Road
Toronto, ON M5R 1J2

Attention: Mr. Marc Hazout
Email: mhazout@susglobalenergy.com

With a copy to:	Goodmans LLP
Bay Adelaide Centre
333 Bay Street, Suite 3400
Toronto, ON M5H 2S7

Attention: Neill May/Tyler D’Angelo
Email: nmay@goodmans.ca
tdangelo@goodmans.ca

To the Vendor:	c/o Romspen Investment Corporation
162 Cumberland Street, Suite 300
Toronto, Ontario M5R 3N5

Attention; Richard Weldon
Email: RichardWeldon@romspen.com

With a copy to:	Dickinson Wright LLP
199 Bay Street, Suite 2200
Toronto, ON M5L 1G4

Attention: Paul A. Muchnik
Email: PMuchnik@dickinsonwright.com

A Notice is deemed to be given and received (i) if sent by personal delivery or same day courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (Local Time) and otherwise on the next Business Day, (ii) if sent by email prior to 5:00 p.m., upon the day such email is sent, unless such email is not delivered to the recipient’s inbox, in which case it shall be deemed delivered on the next Business Day; or (iii) if sent by overnight courier, on the next Business Day if the delivery was made prior to 4:00 p.m. (local time in place of receipt) on such Business Day and otherwise on the next Business Day. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the party at its changed address. Any element of a party’s address that is not specifically changed in a Notice will be assumed not to be changed.

9.3 Assignment and Enurement

Neither this Agreement nor any benefits or burdens under this Agreement shall be assignable by any Party, and no Party may amalgamate or merge with any other person, without the prior written consent of each of the other Parties. Notwithstanding the foregoing, the Purchaser may, without the consent of the Vendor, but on Notice to the Vendor, assign this Agreement to a related entity to the Purchaser. In connection with any assignment of this Agreement, the Purchaser shall deliver to the Vendor, prior to such assignment becoming effective, a covenant executed by the assignee and the Purchaser, in favour of the Vendor, wherein the assignee agrees to assume, observe, perform and be bound by all of the Purchaser's obligations under this Agreement. No assignment of the Purchaser’s interest in this Agreement will release the Purchaser from its obligations hereunder. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation or merger of any Party) and permitted assigns hereunder.

9.4 Expenses

Each Party shall pay its respective legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and all documents and instruments executed or delivered pursuant to this Agreement, as well as any other fees, costs and expenses incurred.

9.5 Planning Act (Ontario)

This Agreement shall be effective to create an interest in the Purchased Assets only if the provisions of the Planning Act (Ontario) are complied with by the Vendor prior to the transfer of the Purchased Assets.

9.6 Further Assurances

The Parties shall do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

9.7 Entire Agreement

This Agreement, and the agreements and other documents required to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties and set out all of the covenants, promises, warranties, representations, conditions and agreements between the Parties in connection with the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise. There are no covenants, promises, warranties, representations, conditions or other agreements whether oral or written, pre-contractual or otherwise, express, implied or collateral, whether statutory or otherwise, between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

9.8 Amendments in Writing

No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Parties hereto in the same manner as the execution of this Agreement.

9.9 Severability

If any immaterial covenant, obligation, agreement or part thereof or the application thereof to any Person or circumstance, to any extent, shall be invalid or unenforceable, the remainder of this Agreement or the application of such covenant, obligation or agreement or part thereof to any Person, party or circumstance, other than those to which it is held invalid or unenforceable, shall not be affected thereby. Each covenant, obligation and agreement in this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.

9.10 Applicable Law

This Agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract.

9.11 Time of the Essence

Time shall be of the essence of this Agreement and the transactions contemplated herein. Where anything is required to be done under this Agreement on a day that is not a Business Day, then the day for such thing to be done shall be the next following Business Day.

9.12 Waiver

No waiver of any of the provisions of this Agreement shall constitute or shall be deemed to constitute a waiver of any other provision (whether or not similar), nor shall any waiver constitute a continuing waiver unless otherwise expressed or provided.

9.13 Force Majeure

No Party shall be liable or responsible to the other Party, nor be deemed to have breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by or results from acts beyond such Party’s control, including acts of God, flood, fire, earthquake, tsunami, epidemics, pandemics or epidemics (including the coronavirus pandemic), explosion, war, invasion, hostilities, terrorist threats or acts, riot, or other civil unrest, actions, embargoes, or blockades in effect on or after the date of this Agreement, national or regional emergency, strikes, labour stoppages or slowdowns, or other industrial disturbances, shortage of adequate power or transportation facilities, other similar events beyond the control of the affected Party, and any action by any Governmental Entity (including any Applicable Law) in response to any of the foregoing.

9.14 Interpretation

The Parties hereto acknowledge and agree that:

(a) each Party and its solicitors reviewed and negotiated the terms and provisions of this Agreement and have contributed to their revision;

(b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and

(c) the terms and provisions of this Agreement shall be construed fairly as to all Parties and not in favour of or against any Party, regardless of which party was generally responsible for the preparation of this Agreement.

9.15 Disclosure

The Vendor acknowledges that the Purchaser is a wholly-owned subsidiary of SusGlobal Energy Corp., a public entity subject to reporting and disclosure requirements imposed by Applicable Law. Following the waiver of the Due Diligence Condition, the Purchaser may publicly announce the pending Transaction as the Purchaser deems advisable, or as otherwise required under Applicable Law.

9.16 Counterparts

This Agreement may be signed in one or more counterparts, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. Counterparts may be executed and exchanged in electronic format, including by way of “DocuSign” or other similar electronic signature software. Notwithstanding the date of execution or transmission of any counterpart, each counterpart shall be deemed to have the effective date first written above.

[Signature Page to Follow]

IN WITNESS WHEREOF the Parties have duly executed this Agreement on the date first written above.

RIC (NASH) INC.

Per:
Name: Richard Weldon Title: President

Per:
Name: Title:
I/We have authority to bind the Corporation.

SUSGLOBAL ENERGY CANADA I LTD.

Per:
Name: Marc Hazout Title: President and CEO

Per:
Name: Title:
I/We have authority to bind the Corporation.

SCHEDULE “A”

LANDS

PIN 17566-0044 (LT)

PT LT 28 CON 1 SALTFLEET, PART 1 ON 62R9597, EXCEPT PARTS 1 & 2 ON EXPROPRIATION PLAN WE158566, S/T NS288847 ; HAMILTON

Municipal Address: 520 Nash Road North, Hamilton, Ontario L8H 7R9

SCHEDULE “B”

PERMITTED ENCUMBRANCES

General Permitted Encumbrances

1. The exceptions and qualifications contained in Section 44(1) of the Land Titles Act, R.S.O 1990, and any amendments thereto or any successor legislation, except paragraphs 1, 2, 3, 4, 5, 6 and 11, and not including any circumstances by which all or any part of the Lands may have escheated to the Crown.

2. The reservations, limitations, provisos and conditions expressed in the grant from the Crown.

3. Any registered easements or rights of way in favour of any Governmental Entity or public utility provided that none of the foregoing interferes in any material adverse respect with the current use or value of the Property and provided that there is no default thereunder known to the Vendor.

4. Inchoate liens for realty taxes, rates, utility charges, assessments or governmental charges or levies that have accrued but are not yet due and payable.

5. All registered agreements for utilities and services for hydro, water, heat, power, sewer and telephone serving the Property, provided none of the foregoing interferes in any material adverse respect with the current use or value of the Property, and provided that there is no default thereunder known to the Vendor.

6. Zoning, land use and building restrictions, by-laws, regulations and ordinances of federal, provincial, municipal or other governmental bodies or regulatory authorities.

Specific Permitted Encumbrances

7. Instrument No. BL1819.

8. Instrument No. HL167546.

9. Instrument No. 62R9579.

10. Instrument No. 62R9597.

11. Instrument No. 62R15125.

12. Instrument No. 62R15591.

13. Instrument No. WE528492.

SCHEDULE “C”

FORM OF HST CERTIFICATE

TO: RIC (NASH) INC. (the “Vendor”)

RE: Agreement of purchase and sale made as of April 28, 2021 between SUSGLOBAL ENERGY CANADA I LTD. (the “Purchaser”), as purchaser, and the Vendor, as vendor (the “Purchase Agreement”), for the purchase and sale of the lands and premises legally described in PIN 17566-0044 (LT) (collectively, the “Property”)

DATE:  February 11, 2021

Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

IN CONSIDERATION of the completion of the transaction set out in the Purchase Agreement, the undersigned hereby certifies and agrees as follows:

a) the Property is being purchased by the Purchaser as principal for its own account and not as an agent, trustee or otherwise on behalf of or for another person;

b) the Purchaser is registered under Subdivision d of Division V of Part IX of the Excise Tax Act (Canada) (the “Act”) for the collection and remittance of harmonized sales tax (“HST”) and its registration number is 792621096 RT0001 and such registration is in good standing and has not been varied, cancelled or revoked;

c) the Purchaser shall be liable for, shall self-assess and shall remit to the appropriate governmental authority, all HST which is payable under the Act in connection with the transfer of the Property made pursuant to the Purchase Agreement, all in accordance with the Act; and

d) the Purchaser shall indemnify and save harmless each Vendor from and against any and all HST, penalties, costs and/or interest which may become payable by or be assessed against such Vendor as a result of any inaccuracy, misstatement or misrepresentation made by the Purchaser in connection with any matter contained in this Certificate and Indemnity.

This Certificate and Indemnity may be executed and delivered by electronic means.

[Signature Page to Follow]

SUSGLOBAL ENERGY CANADA I LTD.

Per:
Name: Marc Hazout Title: President and CEO

Per:
Name: Title:

SCHEDULE “D”
VTB LOAN PARTICULARS
Principal:	$2,000,000

Interest Rate:	$2% per annum, interest only, compounded and paid monthly, not in advance

Term:	Two (2) years and one day, expiring April 28, 2023 (“Maturity Date”)

Prepayment:

The Purchaser shall be entitled when not in default hereunder and at any time or times before the Maturity Date to prepay the VTB Mortgage, in whole or in part, together with the interest charged on a per-diem basis up to the day of prepayment, the whole without penalty, bonus or notice.

SCHEDULE “E”

DELIVERIES

1. True copies of any studies, tests, audits, surveys, investigations, reports (including environmental, geotechnical and soils reports), plans, service records, and other information concerning the Property, to the extent in the possession or control of the Vendor;

2. Any material correspondence with any Governmental Entity in respect of the use and/or operation of the Property (including with respect to existing Environmental Compliance Approvals);

3. copies of the following, or acknowledgment that none exist: (i) any Contracts, including a list of all suppliers and addresses; (ii) any Warranties; and (iii) any Leases, to the extent in the possession or control of the Vender;

4. a list describing all Personal Property, or acknowledgement none exist;

5. a list of any fixed equipment, improvements, Chattels or fixtures located on, in or under the Lands, which are not owned or leased by the Vendor;

6. all building plans and specifications of the Building as built and other improvements to be built within the Property, together with any plans/proposals/renderings for these Building and any expansion to the Building to the extent in the possession or control of the Vendor;

7. up-to-date surveys showing the location of the Building and other improvements presently situated thereon and planned and all easements and rights-of-way thereon and any encroachments on or affecting the Property prepared by a qualified Land Surveyor, to the extent in the possession of the Vendor;

8. copies of any unregistered agreements with, and permits and licenses from Governmental Entities or owners of adjoining lands relating to the development or operation of the Property, or the construction of the Building to the extent in the possession or control of the Vender; and

9. any operating, property and security manuals with respects to the Chattels or Building, and the fixtures and systems located within, thereon and thereunder, to the extent in the possession or control of the Vender.